EXHIBIT 10.7

CONSULTING AGREEMENT

           THIS AGREEMENT is entered into as of the 1st day of February, 2011, by and between One World Doll Project, Inc (hereinafter referred to as the "Corporation"), and Trent T. Daniel (hereinafter referred to as the "Consultant").

WHEREAS, Consultant provides consulting services in the form of promotions, and relationship management, and

WHEREAS, Corporation wishes to avail itself of Consultant’s experience and knowledge, and

               NOW, THEREFORE, in consideration of the foregoing, and of the mutual agreements herein contained, Consultant and Corporation agree as follows:

1.   Consulting Services.

                (a)  Term of Service.  Corporation hereby agrees that it will engage Consultant, and Consultant agrees that they will serve, as a consultant to Corporation for a period (the "Term") commencing on October 1, 2010 and continuing thereafter for a period of 36 months.

                (b) Nature of Consulting Services.  To the extent reasonably requested by Corporation, Consultant shall serve in the capacity of founder and will assist with marketing and public relations efforts for the sales of the company’s products.

Also, per this agreement, Trent T. Daniel will work to procure introductions to and develop relationships with celebrities, business persons, finance sources, and others that will serve to further the business affairs of Corporation and its affiliate organizations.

The Consultant shall, at all times, be an independent consultant and not a Consultant, officer or agent of the Company.  The consulting services shall be provided in Houston, Texas at times determined by Consultant except as the parties may otherwise agree.  Corporation shall provide Consultant with adequate information and resources to allow Consultant to perform effectively the services contemplated by this Agreement.

2.   Confidential Information.  Consultant shall continue to hold confidential for the benefit of Corporation all secret or confidential information, knowledge or data relating to Corporation that shall have been obtained by Consultant during its engagement by Corporation or during the Term and that shall not have become public knowledge.  The Corporation shall hold all proprietary information or information marked “Confidential” and received from Consultant as confidential information and will not circumvent Consultant or seek to enter into any relationship with a party introduced by Consultant except under the terms of this Agreement.

3.   Fees for Services.  In consideration of the consulting services to be performed by Consultant hereunder and for the covenants of Consultant contained herein, Corporation shall pay Consultant up to $11,500 per month in cash payments, and a retainer of 266,750 shares of common stock of Corporation pursuant to the Corporation’s related stock plan as compensation for the above services rendered.

4.   Scope of Agreement.  Nothing in this Agreement shall limit such rights as Consultant may have under any other agreements with Corporation.  Amounts which are vested benefits or which Consultant is otherwise entitled to receive under any plan or program of Corporation shall be payable in accordance with such plan or program.  The Company acknowledges and understands that the Consultant works with other public companies and that nothing in this Agreement shall restrict the ability of the Consultant to work with other companies subject to the confidentiality requirements of this Agreement.

5.   Indemnification.  Corporation shall indemnify Consultant and his legal representatives to the fullest extent permitted by the laws of the state of Texas, the Articles of Incorporation, or the Bylaws of Corporation as in effect as of the date of this Agreement and from time to time thereafter against all claims, loss, damages, costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of the services performed by Consultant pursuant to this Agreement.  Corporation will, upon request by Consultant, promptly advance or pay any amounts for costs, charges or expenses (including, but not limited to, reasonable legal fees and expenses incurred by counsel retained by Consultant) in respect of its right to indemnification hereunder, subject to a later determination as to Consultant's ultimate right to receive such payment.  Consultant’s rights under this Agreement shall be in addition to, and not in lieu of, any other rights Consultant may have to indemnification by Corporation.

6. Ownership and Protection of Intellectual Property and Confidential Information:

(a)  All information, ideas, concepts, designs, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Consultant, individually or in conjunction with others, during Consultant's contract with Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to Company and are and shall be the sole and exclusive property of Company.

(b)  Consultant acknowledges that the businesses of Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which  Company, or its affiliates use in their business to obtain a competitive advantage over their competitors. Consultant further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company, and its affiliates in maintaining their competitive position.  Consultant hereby agrees that Consultant will not, at any time during or after her Contract with Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company, or its affiliates, or make any use thereof, except in the carrying out of her Consulting  responsibilities hereunder. The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial or other legal proceeding in which Consultant's legal rights and obligations as an Consultant or under this Agreement are at issue; provided, however, that Consultant shall, to the extent practicable and lawful in any such events, give prior notice to Company of her intent to disclose any such confidential business information in such context so as to allow Company an opportunity (which Consultant will not oppose) to obtain such protective orders or similar relief with respect thereto as it may deem appropriate.

(c) All written materials, records, and other documents made by, or coming into the possession of, Consultant during the period of Consultant's contract with Company which contain or disclose confidential business information or trade secrets of Company, or its affiliates shall be and remain the property of Company, or its affiliates, as the case may be. Upon termination of Consultant's contract with Company, for any reason, Consultant promptly shall deliver the same, and all copies thereof, to Company.

7. TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

(a) Consultant's contract with Company shall be terminated (i) upon the death of Consultant, (ii) upon Consultant's permanent disability (permanent disability being defined as Consultant's physical or mental incapacity to perform her usual duties as an Consultant with such condition likely to remain continuously and permanently); provided, however, that in such event, Consultant's contract shall be continued hereunder for a period of not less than one year from the date of such disability, but not beyond the end of the Term, with Consultant's base salary during such period to be reduced by any Company-financed disability benefits, or (iii) subject to the provisions  of clause (ii), at any time during the Term by Company  upon notice to Consultant or by Consultant upon 60 days' notice to Company for any or no reason.

(b) If Consultant's contract is terminated by reason of a "Voluntary Termination" (as hereinafter defined), the death of Consultant, permanent disability of Consultant (as defined in Section 7 b) or by the Company for "Cause" (as hereinafter defined), all future compensation to which Consultant is otherwise entitled and all future benefits for which Consultant is eligible shall cease and terminate as of the date of termination, except as specifically provided in this Section 7 b. Consultant, or her estate in the case of Consultant's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but due under Company's plans but shall not be entitled to any other payments by or on behalf of Company except for those which may be payable pursuant to the terms of Company's Consultant benefit plans (as hereinafter defined). For purposes of this Section 7.b, a "Voluntary Termination" of the contract relationship by Consultant prior to expiration of the Term shall be a termination of contract in the sole discretion of and at the election of Consultant, other than (i) a termination of Consultant's contract because of a material breach by Company of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Consultant to Company or (ii) a termination of Consultant's contract within six (6) months of a material reduction in Consultants'  responsibility with Company. For purposes of this Section 3b, the term  "Cause" shall mean any of (i) Consultant's gross negligence or willful misconduct in the performance of the duties and services required of Consultant pursuant to this Agreement; (ii) Consultant's final conviction of a felony; or (iii) Consultant's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Consultant by Company of such breach.

(c) If Consultant's contract is terminated for any reason other than as described in Section 7b above during the Term, Company shall pay to Consultant a separation benefit consisting of a single lump sum cash payment equal to twenty-five (25%) of the Consultant’s annual contract pursuant to Section 3.  Such separation benefit shall be paid no later than sixty (60) days following Consultant's termination of contract.  The separation benefit paid pursuant to this Section 3 to Consultant shall be in consideration of Consultant's continuing obligations hereunder after such termination (including, without limitation, Consultant's non-competition obligations). Consultant shall not be under any duty or obligation to seek or accept other contract following a termination of contract pursuant to which severance benefit payments under this Section 3 are owing and the amounts due Consultant pursuant to this Section 3 shall not be reduced or suspended if Consultant accepts subsequent contract or earns any amounts as a self-employed individual.  Consultant's rights under this Section 3 are Consultant's sole and exclusive rights against the Company or its affiliates and the Company's sole and exclusive liability to Consultant under this Agreement, in contract, tort or otherwise, for the termination of her contract relationship with Company. Consultant covenants not to sue or lodge any claim, demand or cause of action against Company based upon Consultant's termination of contract for any monies other than those specified in this Section 3. If Consultant breaches this covenant, Company shall be entitled to recover from Consultant all sums expended by Company (including costs and attorneys' fees), in connection with such suit, claim, demand or cause of action.

(d) It is expressly acknowledged and agreed that the decision as to whether "Cause" exists for termination of the contract relationship by the Company and whether and as of what date Consultant has become permanently disabled is delegated to the Board of Directors of Company for determination.  If Consultant disagrees with the decision reached by Company, the dispute will be limited to whether the Board of Directors of Company reached this decision in good faith.

(e) Termination of the contract relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Consultant's obligations under Articles 6.

8.   Successors.  This Agreement is personal to Consultant and without the prior written consent of Corporation shall not be assignable by Consultant.  This Agreement shall inure to the benefit of and be binding upon Corporation and its successors.  Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession had taken place.

9.  Miscellaneous.

                (a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to principles of conflict of laws.

                (b)  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to Consultant:

Trent T. Daniel, 418 Bridgecrest Blvd, Houston, TX  77082

If to Corporation:
One World Doll Project, Inc, 17117 Westheimer #75, Houston, Texas 77082

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee or three days following mailing, as provided above, whichever shall first occur.

                (c)  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                (d)  Withholding.  Corporation may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.

                (e)  Entire Agreement; Amendment.  This Agreement contains the entire understanding of Corporation and Consultant with respect to the subject matter hereof, and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Company: One World Doll Project, Inc

By:		9/21/11
	Corinda J. Melton, CEO	Date

9/21/11
	Trent T Daniel, Consultant	Date